Exhibit 99.1

Table VI
Description of Open Loans of Our Program and Prior Mortgage Programs
(unaudited)
NOT COVERED BY REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Three Year Summary of Loans Originated by Our Program and Prior Mortgage Programs. During the three-year period ending December 31, 2014, loans were made by our program and prior programs with investment objectives similar to ours. The following table provides a summary of the loans originated for the three-year period ending December 31, 2014. The last column of the following chart reflects total outstanding loan balances on all loans for each prior program including those that originated prior to the three-year period ending December 31, 2014 ($ in thousands).

Name of privately offered mortgage programs	Estimated Total Amount of Loans Funded 01/01/12 to 12/31/14	Outstanding Loan Balances Originated 01/01/12 to 12/31/14	Total Outstanding Loans as of 12/31/14
RMI IV	$839	—	$336
RMI V	$127	—	$909
TOTAL	$966	—	1,245

Name of publicly offered mortgage programs	Estimated Total Amount of Loans Made 01/01/12 to 12/31/14	Outstanding Loan Balances Originated 01/01/12 to 12/31/14	Total Outstanding Loans as of 12/31/14
RMI VI	$1,878	$1,620	$3,100
RMI VII	$2,584	$2,015	$3,417
RMI VIII	$81,383	$44,847	$71,017
RMI IX	$45,264	$18,102	$19,186
TOTAL	$131,109	$66,584	$96,720

A further breakdown of  the loan balance outstanding at December 31, 2014 according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below ($ in thousands).

For Prior Privately Offered Mortgage Programs:

	RMI IV	RMI V
Lien Position
First Trust Deeds	$334	$718
Second Trust Deeds	—	—
Third Trust Deeds	—	190
Total	$334	$908
County
Alameda	$143	$242
Riverside	191	—
Santa Clara	—	229
El Dorado	—	190
Los Angeles	—	163
Mariposa	—	84
Total	$334	$908
Type of Property
Single Family (1-4 units)	$191	$346
Multi Family	—	—
Commercial	143	562
Total	$334	$908

A further breakdown of the loan balance outstanding at December 31, 2014 according to the type of deed of trust, the California County location of the property securing the loans, and the type of property securing the loan is provided below ($ in thousands).

For Our Program and Prior Publicly Offered Mortgage Programs:

	RMI VI	RMI VII	RMI VIII	RMI IX
Lien Position
First Trust Deeds	$2,244	$2,882	$58,169	$17,115
Second Trust Deeds	568	502	12,566	2,071
Third Trust Deeds	254	—	282	—
Total	$3,066	$3,384	$71,017	$19,186
County
Alameda	$495	$677	$2,758	$2,323
Butte	284	—	79	—
Calaveras	—	—	167	—
Contra Costa	142	400	18,090	1,186
El Dorado	254	—	—	—
Kern	—	—	113	—
Los Angeles	444	250	2,930	4,841
Marin	—	—	855	—
Monterey	190	207	173	181
Nevada	—	—	—	—
Napa	—	—	990	—
Orange	—	—	1,438	433
Placer	—	—	—	—
Riverside	—	97	—	101
Sacramento	—	—	224	—
San Benito	—	—	96	—
San Bernardino	107	—	1,300	636
San Diego	—	—	750	66
San Francisco	350	750	19,969	4,585
San Joaquin	—	112	—	—
San Mateo	—	—	11,525	1,555
Santa Clara	699	339	2,917	892
Santa Cruz	—	400	1,000	2,320
Shasta	101	—	—	—
Solano	—	153	2,575	—
Sonoma	—	—	—	67
Ventura	—	—	347	—
Yolo	—	—	2,800	—
Total	$3,066	$3,384	$71,017	$19,186
Type of Property
Single Family (1-4 units)	$1,679	$1,407	$36,545	$14,512
Multi Family	—	400	2,971	1,273
Commercial	1,387	1,577	31,501	3,401
Total	$3,066	$3,384	$71,017	$19,186